Earnings Conference Call

IDACORP

2nd Quarter 2011

August 4, 2011

Leadership Presenting Today



LaMont Keen
President and Chief
Executive Officer



Darrel Anderson
Executive Vice President -
Administrative Services &
Chief Financial Officer

Forward-Looking Statements

In addition to the historical information contained in this presentation, this presentation contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in such statements include the following: (a) the effect of decisions by regulatory authorities affecting Idaho Power's ability to recover costs and/or earn a reasonable rate of return, or otherwise impacting Idaho Power's operations; (b) the availability of water for hydroelectric generation; (c) changes in costs and availability of materials and fuel, and their impact on the cost of infrastructure maintenance and development, the ability to meet required loads, and on the wholesale energy market in the western United States; (d) availability of required permits and approvals, rights-of-way, and siting, and impediments to contracting, construction, and start-up, for infrastructure development projects; (e) increases in capital expenditures and potential reductions in generation capacity as a result of regulatory conditions that may be imposed on power plant license renewals, or the non-renewal of such licenses; (f) operation of power generation facilities at below expected levels of performance, availability of electrical transmission capacity, and the availability of fuels for power generation at thermal plants and wind for wind power generation, and the ability to integrate wind resources into Idaho Power's power portfolio; (g) disruptions of Idaho Power's transmission system or interconnected transmission systems; (h) costs associated with compliance with current and future laws, regulations, and policies relating to the environment, natural resources, and endangered species; (i) the customer growth rate within Idaho Power's service area; (j) the continuing effects of the weak economy, including on demand for electricity and wholesale market prices; (k) changes in and compliance with laws, policies, and regulations, including new interpretations and enforcement initiatives by regulatory authorities; (l) global climate change and regional weather variations affecting customer demand; (m) weather and other natural phenomena such as earthquakes, floods, droughts, lightning, wind, and fire and their impact on power demand and infrastructure; (n) increases in the costs associated with energy commodity and other derivative instruments; (o) market prices and demand for energy; (p) the ability to obtain debt and equity financing or refinance existing debt when necessary or on favorable terms; (q) general capital market conditions and government regulation that affect the cost of capital, the ability to access the capital markets, financing terms, and postretirement benefit funding obligations; (r) the outcome of litigation and regulatory proceedings, and penalties, settlements, or awards that influence business and profitability; (s) reductions in credit ratings and the resulting impact on access to capital markets; (t) restrictions on the payment of dividends under certain circumstances; (u) changes in tax laws or new interpretations of tax laws, and the availability, use, and regulatory treatment of tax credits; (v) employee workforce factors; and (w) new accounting or Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations or application of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP's and Idaho Power's most recent Annual Report on Form 10-K and reports on Forms 8-K and 10-Q filed with the U.S. Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

IDACORP

Subsidiary Contributions – Net Income

(in millions except for per diluted share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2011	2010	2011	2010
Idaho Power Company	$ 20,701	$ 38,828	$ 50,548	$ 57,049
Other (Net)	200	381	93	(1,777)
Total	$ 20,901	$ 39,209	$ 50,641	$ 55,272
Weighted average outstanding shares – diluted	49,516	48,048	49,436	47,966
Earnings per diluted share	$ 0.42	$ 0.82	$ 1.02	$ 1.15

General Rate Case Key Filings

Test Year	Idaho 2011	Oregon 2011
Rate Base	$ 2.4 billion	$122 million
Year-end Assumed Capitalization – Percent Equity	51.2%	51.2%
Return on Equity Requested	10.5%	10.5%
Regulated Rate of Return Requested	8.17%	8.17%
Revenue Deficiency	$82.6 million	$5.8 million
Base Rates – Average Percent Increase Requested	9.9%	14.7%
Expected Effective Date	Jan. 1, 2012	Jun. 1, 2012

Langley Gulch

IDACORP



Langley Gulch


NOBODY
GETS
HURT

2nd QTR 2010 to 2nd QTR 2011

Net Income Attributable to IDACORP, Inc.

(Millions)


2nd Quarter 2010 Actual
$39.2
$10.2
Rate & Regulatory Changes and Increased Transmission Revenues, Net of Lower Sales Volumes*
$(10.3)
Increased Other O&M Expense*
($1.9M Pension, $5.5M Thermal Maintenance, $2.9M Other)
$(5.4)
Decreased Earnings at Bridger Coal Company*
$7.4
Additional Amortization of Accumulated Deferred Investment Tax Credits
$(19.8)
Increased Idaho Power Other Income Tax Expense
$(0.4)
Other Net Decreases
2nd Quarter 2011 Actual
$20.9
*Amounts are pre-tax
-$20
-$10
$0
$10
$20
$30
$40

Key Financial & Operating Metrics and 2011 Earnings Guidance

	2011 Estimate [1]	Previous [2]
Idaho Power Operations & Maintenance Expense (millions)	\$310 – \$320	\$300 – \$310
Idaho Power Capital Expenditures (millions)	No Change	\$320 – \$330
Idaho Power Hydroelectric Generation (million MWh)	9.5 – 10.5	8.5 – 10.5
Non-Regulated Subsidiary Earnings and Holding Company Expenses (millions)	No Change	\$0 – \$3
2011 IDACORP Earnings Guidance [1]	\$2.80 - \$2.95 per diluted share [3]	

(1) As of August 4, 2011

(2) As of May 5, 2011

(3) Excludes the potential benefit that could result during 2011 from the settlement of Idaho Power's method of uniform capitalization with the IRS.

Questions?

Contact Information

Analysts & Investors

Lawrence F. Spencer
Director of Investor Relations
(208) 388-2664
LSpencer@idacorpinc.com

Media

Christian Lybrook
Corporate Communication
(208) 388-2275
CLybrook@idahopower.com